AMRESCO, INC.

            EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
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

                                                                         Year Ended December 31,
                                                                         1999            1998         1997
 Income (loss) from continuing operations                           $(228,277,000)  $ (1,330,000)  $39,111,000
 Income (loss) from discontinued operations, net of income taxes        7,428,000    (67,841,000)   17,113,000
 Net income (loss)                                                  $(220,849,000)  $(69,171,000)  $56,224,000

 Weighted average common shares outstanding                            48,634,982     43,161,919    35,692,030
 Contingently issuable shares                                                             54,724        12,735
 Restricted shares                                                       (755,508)      (370,431)     (292,669)
   Total                                                               47,879,474     42,846,212    35,412,096

   Earnings (loss) from continuing operations                              $(4.77)        $(0.03)        $1.11
   Earnings (loss) from discontinued operations, net of income taxes         0.16          (1.58)         0.48
   Earnings (loss) per share                                               $(4.61)        $(1.61)        $1.59

Diluted:
 Income (loss) from continuing operations                           $(228,277,000)  $ (1,330,000)  $39,111,000
 Income (loss) from discontinued operations, net of income taxes        7,428,000    (67,841,000)   17,113,000
 Net income (loss)                                                  $(220,849,000)  $(69,171,000)  $56,224,000

 Weighted average common shares outstanding                            47,879,474     42,846,212    35,412,096
 Contingently issuable shares                                                                          292,669
   Net effect of dilutive stock options based on the Treasury
    stock method using the average market price                                                        958,712
   Total                                                               47,879,474     42,846,212    36,663,477

   Earnings (loss) from continuing operations                              $(4.77)        $(0.03)        $1.07
   Earnings (loss) from discontinued operations, net of income taxes         0.16          (1.58)         0.46
   Earnings (loss) per share                                               $(4.61)        $(1.61)        $1.53
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